UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2013

KBS LEGACY PARTNERS APARTMENT REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-54673	27-0668930
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
The Lofts at the Highlands
On November 18, 2013, the Company, through an indirect wholly owned subsidiary (the “Buyer”), entered into a purchase and sale agreement to purchase an apartment complex containing 200 apartment units located on approximately 2.8 acres of land in St. Louis, Missouri (the “Lofts at the Highlands”).  On October 16, 2013, the Company’s sub-advisor entered into a purchase and sale agreement with Highlands Lofts, LLC (the “Seller”) to purchase the Lofts at the Highlands. The Seller is not affiliated with the Company or its advisors. On November 18, 2013, the Company’s sub-advisor assigned this agreement to the Buyer for $750,000, which is the amount of deposit under the purchase and sale agreement. Pursuant to the purchase and sale agreement, the Company would be obligated to purchase the Lofts at the Highlands only after satisfaction of agreed upon closing conditions.
The Lofts at the Highlands is located in St. Louis, Missouri and consists of 200 apartment units, encompassing 246,612 rentable square feet. The Lofts at the Highlands was constructed in 2006 and is currently 83% occupied. The purchase price of the Lofts at the Highlands is approximately $42.0 million, subject to an increase or decrease of up to $500,000 based on performance of the property prior to closing, plus closing costs. The Company intends to fund the purchase of the Lofts at the Highlands through the assumption of an existing U.S. Government Housing and Urban Development insured mortgage loan (the “Lofts at the Highlands Mortgage Loan”) from an unaffiliated lender and proceeds from its public offerings. The Lofts at the Highlands Mortgage Loan has an outstanding principal balance of approximately $32.0 million and bears interest at a fixed rate of 3.4%, plus a 0.5% mortgage insurance premium per annum. Monthly payments of principal and interest are due through the maturity of the loan in August 2052.
There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition without legal excuse, it may forfeit up to $750,000 of earnest money.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS LEGACY PARTNERS APARTMENT REIT, INC.

Dated: November 20, 2013	BY:	/s/ DAVID E. SNYDER
David E. Snyder
Chief Financial Officer, Treasurer and Secretary